Exhibit 99.1

AMRI Announces Third Quarter 2012 Results

Increases 2012 EPS Guidance, Including Higher 2012 Royalty Revenue Guidance; Tightens

Range for 2012 Contract Revenue Guidance

Albany, NY (November 6, 2012) — AMRI (NASDAQ: AMRI) today reported financial and operating results for the third quarter and year-to-date period ended September 30, 2012.

Highlights for the third quarter include:

•	14% Increase in Large Scale Manufacturing Revenue Compared With Prior Year
•	Third Consecutive Quarter of Year-Over-Year Improvement in Contract Margin
•	Raises 2012 EPS and Royalty Revenue Guidance and Reaffirms and Tightens 2012 Contract Revenue Guidance
•	Sequential Improvement in Discovery Services Revenue
•	Positive Operating Cash Flow
•	New Royalty Stream from a Long-Standing Customer on a Generic Commercial Product Launch Raising Overall Royalty Revenue for 2012
•	Milestone Recognized for Selection of Fourth Compound for Advancement Under Terms of Bristol Myers Squibb (BMS) License Agreement

Third Quarter 2012 Results

Total revenue for the third quarter of 2012 was $55.8 million, an increase of 11% compared to the third quarter of 2011.

Total contract revenue for the third quarter of 2012 was $45.6 million, an increase of 4% compared to total contract revenue of $43.8 million reported in the third quarter of 2011. Total contract revenue encompasses revenue from AMRI's Discovery Services, Development and Small-Scale Manufacturing, and Large-Scale Manufacturing business components.

•	Discovery Services contract revenue for the third quarter was $8.9 million, consistent with amounts reported in 2011
•	Development/Small-Scale Manufacturing contract revenue for the third quarter was $7.4 million, a decrease of 20% from $9.2 million in 2011
•	Large-Scale Manufacturing contract revenue for the third quarter was $29.3 million, an increase of 14% from $25.7 million in 2011

Royalty revenue in the third quarter of 2012 was $9.4 million, an increase of 45% from $6.5 million in the third quarter of 2011. AMRI earns royalties from worldwide net sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as certain generic forms of Allegra®, for patents relating to the active ingredient in Allegra®. Royalty revenue for the third quarter of 2012 also includes $3.3 million earned by the Company under a longstanding contract pursuant to which the Company provides the active pharmaceutical ingredient for a generic product, which is manufactured in the Company’s Rensselaer, N.Y. facility, and is also eligible for royalties on net sales of the final drug product. Royalty revenue from this product in the third quarter reflects launch quantity net sales of the product.

Total revenue in the third quarter of 2012 includes milestone revenue of $0.8 million resulting from the Company’s 2005 licensing agreement with BMS. This milestone recognizes the selection of a fourth compound for possible advancement.

Net loss under U.S. GAAP was $(2.1) million, or $(0.07) per basic and diluted share in the third quarter of 2012, compared to a net loss of $(5.9) million, or $(0.19) per basic and diluted share for the third quarter of 2011. Adjusted net loss for the third quarter of 2012 was break even, or $(0.00) per basic and diluted share, and excludes additional restructuring charges primarily related to the closure of our Hungary facility and certain executive transition costs. Adjusted net loss for the third quarter of 2011was $(5.7) million or $(0.19) per basic and diluted share.

Year-to-Date

Total revenue for the nine-month period ended September 30, 2012 was $159.5 million, a decrease of $1.6 million or 1% compared to $161.1 million for the same period in 2011.

Total contract revenue for the first nine months of 2012 was $130.7 million, an increase of $0.5 million or 0.4% from $130.2 million for the same period in 2011.

•	Contract revenue for Discovery Services in the nine-month period ended September 30, 2012 was $27.2 million, a decrease of 5% from $28.5 million in 2011.
•	Contract revenue for Development/Small-Scale Manufacturing in the nine-month period ended September 30, 2012 was $25.2 million, a decrease of 12% from $28.7 million in 2011.
•	Contract revenue for Large-Scale Manufacturing in the nine-month period ended September 30, 2012 was $78.3 million, an increase of 7% compared to $73 million 2011.

Recurring royalties for the first nine months of 2012 were $27.9 million, consistent with the first nine months of 2011. Recurring royalties from Allegra ® for this period were $24.6 million, a decrease of 12% compared to 2011. The remaining year-to-date royalty revenue is related to the generic launch discussed above.

Total revenue for the nine months ended September 30, 2012 and 2011 include milestone revenue of $0.8 million and $3 million, respectively, primarily from the Company’s 2005 licensing agreement with BMS.

Net loss under U.S. GAAP for the nine months ended September 30, 2012 was $(5.7) million or $(0.19) per basic and diluted share, compared to net loss of $(7.9) million or $(0.26) per basic and diluted share for the nine months ended September 30, 2011. Adjusted net income for the nine months ended September 30, 2012 was $2.4 million or $0.08 per basic and diluted share and excludes certain restructuring and asset impairment charges primarily related to our exit from the Hungary operation and executive transition costs incurred during the period. Adjusted net loss for the nine months ended September 30, 2011 was $(6.7) million or $(0.22) per basic and diluted share. For a reconciliation of net (loss) and (loss) per diluted share as reported to adjusted net income and earnings per diluted share for the 2012 and 2011 reporting periods, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D’Ambra said, “The quarter marks year-over-year and sequential improvement in revenue for our contract services business driven by continued strength in our large scale manufacturing operations. Although contract service operating margins in the quarter were impacted by the underlying mix of services within each segment, this was offset by the favorable impact of royalties received on product sales from the commercial launch of an FDA approved generic product by one of our customers.  On balance, we remain confident in our ability to drive improved financial performance given the positive underlying trends in our business, including continued improvement in customer orders and inquiries, the significant number of products in our pipeline approaching PDUFA dates over the next 24 months, and our ongoing commitment to optimizing our cost structure.”

Dr. D’Ambra continued, “SMARTSOURCING™ is a highly competitive, customer-centric approach for serving clients that has enabled AMRI to strengthen its customer base with global pharmaceutical and biotechnology companies, government agencies and academic institutions. In addition to the recently announced agreement with Knopp Biosciences and the multi-year extension of our agreement with Shire, we are actively pursuing several other opportunities with existing and new customers that could potentially provide AMRI with a stronger, more diverse business base as we enter 2013. Although the global economy remains challenging, our outlook for the market remains unchanged with anticipated growth in R&D spending and incremental increases in the level of outsourcing across the biopharmaceutical industry over the coming year. With SMARTSOURCING™, which empowers clients to better balance risk, enhance flexibility, and obtain tailored solutions that meet their specific needs, AMRI is well positioned to benefit from these market trends.”

Liquidity and Capital Resources

At September 30, 2012, AMRI had cash, cash equivalents and restricted cash of $20.7 million, compared to $18.4 million at June 30, 2012. These amounts include $5 million of restricted cash, which was pledged to collateralize the Company’s term loan and line of credit.

Total debt at September 30, 2012 was $8 million, unchanged from June 30, 2012. Cash, cash equivalents and restricted cash, net of debt, were $12.7 million at September 30, 2012, compared to $10.4 million at June 30, 2012. The increase in cash and cash equivalents for the quarter ended September 30, 2012 was comprised of cash from operations of $4.5 million, partially offset by capital expenditures of $2.7 million. Total common shares outstanding, net of treasury shares, were 30,924,980 at September 30, 2012.

2012 Financial Guidance

AMRI Chief Financial Officer and Treasurer Michael Nolan provided contract revenue guidance for the fourth quarter and full year 2012. “Building off the momentum we saw in large scale manufacturing in the third quarter, we anticipate sequential growth in fourth quarter contract revenue with a range of $50 to 56 million. With this outlook we are tightening our range and reconfirming the top end of our full year contract revenue guidance at $180 - $186 million, an increase of up to 10% versus 2011. Based on the addition of a new royalty stream, we expect total royalty revenue to increase by $2 million to a range of $34 to $36 million. Considering this we have increased our full year adjusted earnings per diluted share estimate from a range of $0.10 to $0.16 to a range of $0.16 to $0.20. To reach this we expect fourth quarter adjusted earnings per diluted share in the range of $0.08 to $0.12.”

Mr. Nolan continued, “AMRI continues to benefit from previous restructuring actions resulting in both improvements in contract margins and lower SG&A and R&D spend. In addition, operating cash flow was $4.5 million for the quarter, which represents continued improvement in the Company’s financial position. Extending existing relationships and securing new contracts along with the announcement of our new royalty stream demonstrates the value AMRI brings to our customers.”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

•	The appointment of Michael Nolan Vice President, Chief Financial Officer and Treasurer
•	The promotion of Steven R. Hagen, Ph.D., to Senior Vice President of Pharmaceutical Development and Manufacturing
•	A five-year extension of an API supply agreement with Shire Pharmaceuticals
•	A strategic contract with Knopp Biosciences
•	The promotion of Daniel Conlon to Senior Director of Business Development

Third Quarter Conference Call

The Company will hold a conference call at 10:00 a.m. ET on November 6, 2012 to discuss its quarterly results, business highlights and prospects. During the conference call, the Company may discuss information not previously disclosed to the public. The conference call can be accessed by dialing 1-888-364-3108 (domestic calls) or 1-719-457-2645 (international calls) at 9:45 a.m. ET and entering passcode 8248928. The webcast will be available live via the Internet and can be accessed on the Company's website at www.amriglobal.com .

Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the Company’s website at www.amriglobal.com/investor_relations.

About AMRI

Albany Molecular Research, Inc. (AMRI) is a global contract research and manufacturing organization offering customers fully integrated drug discovery, development, and manufacturing services. For over 21 years, AMRI has demonstrated its adaptability as the pharmaceutical and biotechnology industries have undergone tremendous change in response to multiple challenges. This experience, a track record of success, and locations in the United States, Europe and Asia now provides our customers with SMARTSOURCING™, a full range of value-added opportunities providing customers informed decision-making, enhanced efficiency and more successful outcomes at all stages of the pipeline. AMRI has also successfully partnered R&D programs and is actively seeking to out-license its remaining programs for further development. For press releases and additional information about the Company, please visit www.amriglobal.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the Company's estimates of revenue and earnings per share for the fourth quarter and full year 2012, statements made by the Company's chief executive officer and chief financial officer, including statements under the caption “2012 Financial Guidance,” statements regarding the cost saving expected from certain restructuring activities, statements regarding the strength of the Company's business and prospects including the expected revenue to be derived from the sale of the Allegra and other royalty bearing products, and statements concerning the Company's momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The Company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the Company may not be able to predict and may not be within the Company's control. Factors that could cause such differences include, but are not limited to, the Company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies' outsourcing of chemical research and development, including softness in these markets, sales of Allegra ® and the impact of the "at-risk" launch of generic Allegra ® and the conversion by Sanofi of Allegra to an OTC product on the Company's receipt of significant royalties under the Allegra ® license agreement, the over-the-counter sale of Claritin, and competitive alternatives, including generic products for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra ® , the risk that the Company will not be able to replicate either in the short or long term the revenue stream that has been derived from the royalties payable under the Allegra ® license and other royalty-bearing agreements, the success of the Company's collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the risk that clients may terminate or reduce demand under any strategic or multi-year deal, the Company's ability to enforce its intellectual property and technology rights, the Company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the Company's ability to integrate the acquisitions closed during 2010 and make such acquisitions accretive to the Company's business model, the Company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the Company's strategic investments and acquisitions to perform as expected, as well as those risks discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission on March 15, 2012, and the Company's other SEC filings. Revenue and other financial guidance offered by senior management today represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The Company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of income (loss) from operations, net (loss) income and (loss) earnings per diluted share adjusted to exclude certain asset impairment charges, restructuring charges, executive transition costs, FDA remediation costs, purchase accounting adjustments, deferred financing write-offs, real property tax adjustments, and arbitration charges in the 2012 and 2011 periods. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income from operations, net income or earnings per diluted share prepared in accordance with U.S. GAAP.

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except for per share data)	Sept. 30, 2012	Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011

Contract revenue	$45,627	$43,771	$130,727	$130,199
Recurring royalties	9,393	6,458	27,907	27,854
Milestone revenue	750	─	840	3,000
Total revenue	55,770	50,229	159,474	161,053

Cost of contract revenue	43,660	45,388	119,581	128,116
Technology incentive award	621	646	2,473	2,839
Research and development	196	1,608	800	6,122
Selling, general and administrative	10,774	10,504	30,461	31,702
Restructuring charges	1,616	─	3,743	951
Impairment charges	─	─	3,967	─
Arbitration charge	─	─	─	127
Total operating expenses	56,867	58,146	161,025	169,857

Loss from operations	(1,097)	(7,917)	(1,551)	(8,804)

Interest expense, net	(109)	(205)	(364)	(327)
Other (expense) income, net	(445)	547	(1,101)	133

Loss before income taxes	(1,651)	(7,575)	(3,016)	(8,998)

Income tax expense (benefit)	492	(1,723)	2,677	(1,111)

Net loss	$(2,143)	$(5,852)	$(5,693)	$(7,887)

Basic and diluted loss per share	$(0.07)	$(0.19)	$(0.19)	$(0.26)

Albany Molecular Research, Inc.

Selected Consolidated Balance Sheet Data

(unaudited)

(Dollars in thousands, except for per share data)	Sept. 30, 2012	Dec. 31, 2011

Cash and cash equivalents	$15,673	$19,984
Accounts receivable, net	35,180	30,437
Royalty income receivable	9,260	6,819
Inventory	33,156	26,004
Total current assets	107,387	100,560
Restricted cash	5,000	─
Property and equipment, net	141,495	149,796
Total assets	264,467	263,067

Total current liabilities	38,149	37,976
Long-term debt, excluding current installments	7,407	3,003
Total liabilities	59,906	56,633
Total stockholders’ equity	204,561	206,434
Total liabilities and stockholders’ equity	264,467	263,067

Table 1: Reconciliation of third quarter 2012 and 2011 reported income (loss) from operations, net loss and loss per diluted share to adjusted income (loss) from operations, adjusted net (loss) income and adjusted (loss) earnings per share:

	Third Quarter 2012	Third Quarter 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Loss from operations, as reported	$(1,097)	$(7,917)	$(1,551)	$(8,804)
Impairment (recoveries) charges	-	-	3,908	-
Restructuring charges	1,616	-	3,743	951
Executive transition costs	1,001	-	1,001	-
FDA remediation costs	-	200	-	615
Arbitration charges	-	-	-	127
Real property tax credit adjustment	-	-	-	375
Income (loss) from operations, as adjusted	$1,520	$(7,717)	$7,160	$(6,736)

Net loss, as reported	$(2,143)	$(5,852)	$(5,693)	$(7,887)
Adjustments, net of tax:
Impairment (recoveries) charges	-	-	3,870	-
Restructuring charges	1,485	-	3,557	627
Executive transition costs	651	-	651	-
FDA remediation costs	-	130	(16)	400
Arbitration charges	-	-	-	83
Real property tax credit adjustment	-	-	-	245
Purchase accounting adjustments	-	-	(102)	(190)
Write-off of deferred financing	-	-	120	-
Net (loss) income, as adjusted	$(7)	$(5,722)	$2,387	$(6,722)

Loss per diluted share, as reported	$(0.07)	$(0.19)	$(0.19)	$(0.26)
Adjustments , net of tax:
Impairment (recoveries) charges	-	-	0.13	-
Restructuring charges	0.05	-	0.12	0.02
Executive transition costs	0.02		0.02
FDA remediation costs	-	-	-	0.01
Arbitration charges	-	-	-	-
Real property tax credit adjustment	-	-	-	0.01
Purchase accounting adjustments	-	-	-	-
Write-off of deferred financing	-	-	-	-
Net income (loss), as adjusted	$0.00	$(0.19)	$0.08	$(0.22)

Contacts:

Investors:
Michael Nolan
AMRI Chief Financial Officer
518-512-2261

Media:
Gina Monari
AMRI Communications
518-512-2512